Exhibit 10.3

EXECUTION VERSION

AMENDMENT TO EMPLOYMENT AGREEMENT

This agreement (this “Amendment”) is made and entered into as of July 31, 2009 between L-1 Identity Solutions, Inc., a Delaware corporation (the "Company") and Joseph Atick (hereinafter referred to as the "Employee") and amends that certain Employment Agreement dated August 29, 2006 between L-1 Identity Solutions, Inc. (now named L-1 Identity Solutions Operating Company). and the Employee (the "Agreement"), which Agreement was assumed by the Company on May 16, 2007.

WHEREFORE, the parties desire to extend the term of the Agreement and make certain other amendments to the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and intending to be legally bound, the parties agree as follows:

1. Section 2.2 of the Agreement is amended and restated in its entirety as follows:

“2.2 Term. The term of employment of Employee by the Company under this Agreement shall commence on August 29, 2009 (the “Initial Term”) and continue for three years ending on August 29, 2012, unless earlier terminated as provided in this Agreement. Upon the expiration of the Initial Term, this Agreement shall be automatically renewed for consecutive one-year terms, unless a party hereto gives the other party written notice of non-renewal, which notice must be received no later than 90 days prior to the expiration of the Term. The Initial Term, together with any extension thereof, is referred to herein as the “Term.””

2. Section 2.4 of the Agreement is amended and restated in its entirety as follows:

“2.4 [Reserved]”

3. Section 2.5 of the Agreement is amended and restated in its entirety as follows:

“(a) Notwithstanding anything else in this Agreement, the Company may effect a Termination Other Than For Cause at any time upon written notice to Employee of such termination, and Employee may effect a Resignation for Good Reason in accordance with procedures set forth in Section 2.1(f). Upon the effective date of any Termination Other Than For Cause or Resignation for Good Reason Employee shall immediately be paid all earned but unpaid salary and all awarded but unpaid bonus for any completed calendar year (a “Completed Year”), and all accrued but unpaid vacation pay, all to the effective date of termination. In addition, Employee shall receive the following: (A) notwithstanding any provision of any plan or agreement to the contrary, all options to purchase common stock and other stock-based awards for the benefit of Employee granted by the Company shall immediately vest and become exercisable in full (and shall remain exercisable for the shorter of 36 months after such termination, the expiration of the maximum original term of such option or, so as to avoid the application of Section 409A of the Code to such option, the tenth anniversary of the grant date of such option)

and/or all restrictions on such stock-based awards shall lapse, as applicable, (B) an amount equal to the bonus awarded to the Employee for the most recent Completed Year for which a bonus was determined by the Board of Directors of the Company and, in the event of a Termination Other Than for Cause or Resignation for Good Reason occurring after a Completed Year but prior to the determination by the Board of Directors of the Company of the bonus for the Completed Year, a bonus for the Completed Year in an amount not less than the target bonus referenced in Section 3.2 and set forth on Schedule A, and (C) an amount equal to 24 months of base salary, at the monthly base salary rate in effect at the date of termination. In addition, until the earlier of twelve (12) months following the effective date of the Termination Other Than for Cause or Resignation for Good Reason, or when provided by a successor employer, the Company shall make COBRA payments to continue Employee’s medical, dental and vision benefits (or pay Employee an amount equivalent to such COBRA payments) and shall make payments to continue Employee’s term life insurance (or pay Employee an amount equivalent to the premiums in effect prior to termination). Any amounts payable under subsections (B) and (C) above shall be paid as follows: (i) so as to avoid the application of Section 409A of the Code to such amounts, in the case of an effective date of Termination Other Than For Cause or Resignation for Good Reason prior to January 1, 2010, the method of payment provided in this Agreement before the date of this Amendment and (ii) in the case of an effective date of Termination Other Than For Cause or Resignation for Good Reason during the Term on or after January 1, 2010, 50% within five business days of the termination date and 50% on the first business day following the six month anniversary of the termination date, and each such payment is hereby designated a “separate payment” for purposes of Section 409A. Employee shall not be paid any other compensation or reimbursement of any kind, other than as required by law or pursuant to the Company’s benefit plans or reimbursement of expenses incurred as of the effective date of termination in accordance with Company policy.

(b)       If the Term is not renewed or extended for at least twelve (12) months on any expiration of the Term, then Employee shall be entitled to all of the payments and benefits described in Section 2.5(a) above as if the Company had effected a Termination Other Than For Cause.

(c)       If the Employee’s engagement hereunder is terminated because of Death or Disability, he (or his legal representatives or heirs) shall be entitled to all of the payments and benefits described in Section 2.5(a) above as if the Company had effected a Termination Other Than For Cause; provided, however, that solely for the purpose of payments due as a result of this Section 2.5(c), the amounts payable under subsections 2.5(a)(B) and (C) shall be reduced to the extent of any amounts, net of tax, actually paid to the Employee (or his legal representatives or heirs) under any Company-provided life insurance, disability insurance or other similar Company-provided insurance policies or benefits in effect from time to time.”

4. Section 2.6(a) of the Agreement is amended and restated in its entirety as follows:

“(a) [Reserved]”

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5. The following new Section 2.6(i) is added to the Agreement:

“(i)      So as to avoid the application of Section 409A of the Code to any Gross-Up Payment, any Gross-Up Payment shall be made by the Company as required but in no event later than the end of the year in which the underlying tax payment was made.”

6. The Initial Annual Base Salary stated on Schedule A to the Agreement and referred to in Section 3.1 of the Agreement is restated as "$400,000.”

7. The first sentence with respect to the Annual Bonus stated on Schedule A to the Agreement and referred to in Section 3.2 of the Agreement is restated as "Employee shall be eligible for annual bonuses with a target amount of 60% of his base salary.” In addition, a new final sentence is added to Section 3.2 of the Agreement as follows:

“Unless otherwise subject to a deferral election by the Employee which is valid pursuant to Section 409A of the Code, any Bonus shall be paid as promptly as practicable following the end of the calendar year and, so as to avoid the application of Section 409A of the Code to the Bonus, in no event shall the Company pay any Bonus later than two and one-half (2.5) months following the end of the year in which the Employee’s right to the Bonus is no longer subject to a substantial risk of forfeiture, as determined for purposes of Section 409A of the Code.”

8. A new final sentence is added to Section 3.3 of the Agreement as follows:

“So as to avoid the application of Section 409A of the Code to benefits and reimbursements received by Employee, (i) no benefit or payment due to the Employee in respect of a fringe benefit shall be subject to liquidation or exchange for another benefit or payment, and (ii) the amount reimbursed under a fringe benefit arrangement in one calendar year shall not affect the amount reimbursed under such arrangement in another calendar year, except that the Company shall not be precluded from imposing a limit on the amount of expenses that may be reimbursed under a medical reimbursement arrangement over some or all of the period in which the arrangement remains in effect and (iii) expense reimbursements shall be made by the Company on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred.”

9. Section 4 of the Agreement is amended and restated in its entirety as follows:

“4. Annual Performance Review. The Board of Directors of the Company shall perform an annual review of Employee’s performance and, in its sole discretion, may make appropriate adjustments in Employee’s annual base salary and determine whether additional equity based compensation awards should be granted (it being understood that any reduction in such annual base salary shall constitute Resignation for Good Reason). Such annual review shall be conducted by the Board after the Company’s year-end results have become available (it is contemplated that such review shall occur in or near to March of each year), and any increases in Base Salary determined at such time shall be retroactive to January 1 of the year of determination. In addition, any increases in Base

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Salary determined by the Board as part of its 2010 annual review (i.e. after the Company’s 2009 year-end results have become available) shall be retroactive to August 29, 2009. Employee shall receive a lump sum payment in respect of all such retroactive adjustments.”

10.	Section 6.10 of the Agreement is amended and restated in its entirety as follows:

“6.10.  Section 409A of the Code. It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement give rise to any adverse tax consequences to the Employee under Section 409A of the Code and Department of Treasury regulations and other interpretative guidance thereunder, including that issued after the date hereof, and the Agreement shall be interpreted to that end and consistent with that objective.”

11. In the event of any inconsistency between the terms of the Agreement, including Schedule A thereto, and the terms of this Amendment, the terms of this Amendment shall govern; provided, however, that this Amendment shall govern the terms of employment commencing on August 29, 2009 and prior to such date the terms of the Agreement prior to this Amendment shall govern.

[Signature Page Follows]

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This Agreement has been executed and delivered as of the date first above written.

L-1 IDENTITY SOLUTIONS, INC.

/s/ Robert V. LaPenta
By:	Robert V. LaPenta
Title:	Chairman, President and Chief Executive Officer

EXECUTIVE

/s/ Joseph Atick
Joseph Atick

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